EXHIBIT 10(ca)

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFINED BENEFIT PLAN
FOR ROBERT L. MOODY

As Amended and Restated Effective as of
January 1, 2009

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFINED BENEFIT PLAN
FOR ROBERT L. MOODY

i

ARTICILE I
PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1   Purpose of the Plan

This Plan was established by the Employer effective as of the Original Effective Date to provide an additional benefit for Robert L. Moody, to augment the retirement benefits which are otherwise provided to him under the Qualified Plan (as defined below) and the Grandfathered Nonqualified Plan (as defined below).  This Plan is not intended to, and does not, qualify under sections 401(a) and 501(a) of the Code (as defined below), and is designed to be a plan described in section 201(2) of ERISA (as defined below).

This Plan is subject to section 409A of the Code and is intended to provide for post-2004 benefit accruals that mirror the pre-2005 benefit accruals under the Grandfathered Nonqualified Plan.  However, this Plan is a separate plan from the Grandfathered Nonqualified Plan, and nothing herein shall be construed to constitute a material modification of the Grandfathered Nonqualified Plan or to otherwise cause the Grandfathered Nonqualified Plan to be subject to section 409A of the Code.

Prior to the Original Effective Date, the Participant commenced his benefit under the Qualified Plan in the form of a joint and 50% survivor annuity and commenced his benefit under the Grandfathered Nonqualified Plan in the form of a single life annuity.  The Participant’s benefit under the Grandfathered Nonqualified Plan was frozen effective as of December 31, 2004.  The Participant’s benefit under the Qualified Plan was frozen effective as of December 31, 2007.  Therefore, the offset amounts under Sections 4.1(b)(ii) and 4.1(b)(iii) were fixed and determinable prior to the Effective Date, and no elections of the Participant under such plans may affect the benefit amount, timing, or form of payment under this Plan.

This Plan is intended to comply with the requirements of Code section 409A and, notwithstanding anything herein to the contrary, shall be administered, operated, and interpreted in compliance with such requirements.  The Plan is amended and restated as set forth herein effective as of the Effective Date to incorporate prior amendments and to make certain clarifying changes to comply with the final regulations under Code section 409A.  For periods prior to the Effective Date, the Participant’s benefit shall be determined in accordance with the Plan as in effect at such time subject to any modifications necessary to satisfy a good faith interpretation of the requirements of Code section 409A.

1.2   Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)     Accrued Benefit:  The benefit determined under Article IV hereof which has accrued at any time under the provisions of the Plan.

(b)     Actuarially Equivalent:  The equivalent in value of amounts expected to be received under the Plan under different forms of payment, determined based upon an interest assumption of eight and one-half percent (8.5%) and a mortality assumption based on the 1984 Unisex Pension (UP84) Mortality Table.

(c)     Code:  The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.

(d)     Compensation:  Twelve (12) times the average of the Participant’s monthly compensation over the sixty (60)-consecutive calendar months during which the average of his monthly compensation is the highest.  “Monthly compensation” shall be the total remuneration paid by the Employer during each month of the Plan Year and reported as taxable income on Internal Revenue Service Form W-2 or its subsequent equivalent.  Notwithstanding the foregoing, “monthly compensation” shall include director’s fees; amounts deferred under Code sections 125, 132(f)(4), or 401(k); and nonqualified elective deferrals, and “monthly compensation” shall exclude reimbursements or other expense allowances, moving expenses, welfare benefits, nonqualified retirement benefits, bonuses relating to or in lieu of nonqualified retirement benefits, and imputed value of insurance.  Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code sections 401(a)(17) or 415.

(e)     Effective Date:  January 1, 2009.

(f)     Eligible Employee:  Robert L. Moody while he remains a member of the select group of management or highly compensated employees of the Employer, as such term is defined under section 201 of ERISA.

(g)     Employer:  National Western Life Insurance Company, a corporation organized and existing under the laws of the State of Colorado, and any successor or successors.

(h)     ERISA:  the Employee Retirement Income Security Act of 1974, and regulations and rulings promulgated thereunder by the Department of Labor.

(i)     Grandfathered Nonqualified Plan:  the National Western Life Insurance Company Grandfathered Non-Qualified Defined Benefit Plan, originally adopted effective as of January 1, 1991 and as amended from time to time.

(j)     Normal Retirement Age:  The date on which the Participant attains age sixty-five (65).

(k)    Normal Retirement Date:  The first day of the month coincident with or next following the Participant’s Normal Retirement Age.

(l)     Original Effective Date:  July 1, 2005

(m)   Participant:  The Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.

(n)   Plan:  The National Western Life Insurance Company Non-Qualified Defined Benefit Plan for Robert L. Moody, as set forth herein, and as it may be amended from time to time.

(o)   Plan Year:  The twelve month period beginning on January 1 and ending on December 31 each year.

(p)   Qualified Plan:  The National Western Life Insurance Company Pension Plan, as amended from time to time.

(q)   Service:  The period of the Participant’s employment considered in the determination of his eligibility hereunder and in the calculation of the vested amount of his benefits.  The Participant’s Service shall be determined in twelve (12) month periods, commencing with the twelve (12) month period that begins on his date of hire with the Employer, and thereafter based on Plan Years, including the Plan Year within which falls his date of hire.  During such twelve (12) month periods, a Year of Service will be granted if the Participant completes at least one thousand (1,000) Hours of Service.  An Hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked, and including hours completed prior to the date he actually becomes a Participant hereunder.

(r)   Committee:  The individuals appointed by the Board of Directors of the Employer, and known as the Pension Committee, to manage and direct the administration of the Plan.

1.3   Construction

The  masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary.  The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICILE II
ELIGIBILITY

2.1   Eligibility Requirements

The Eligible Employee shall become a Participant hereunder as of the Original Effective Date.

2.2   Loss of Eligible Employee Status

In the event of the demotion or termination of employment of the Eligible Employee, such that the employee is no longer an Eligible Employee with the meaning of Section 1.2(f) herein, the employee shall lose his status as a Participant, and no further benefit accruals for the employee shall be allowed under the Plan.

ARTICLE III
FUNDING

3.1   Funding

The Employer is under no obligation to earmark or set aside any funds toward the funding of this Plan.  However, it is intended that the benefits to be provided to each Participant hereunder shall be paid from the assets of the National Western Life Insurance Company Non-Qualified Plans Trust, designed to be an irrevocable grantor trust under Code section 671.  However, if the assets of such trust are not available or are insufficient to pay such benefits or if no such trust is established or funded, then benefits hereunder shall be paid from the general assets of the Employer.  The rights of the Participant hereunder shall be solely those of an unsecured general creditor of the Employer.

ARTICLE IV
BENEFITS UNDER THE PLAN

4.1   Benefit for the Participant

(a) The gross annual benefit of the Participant under the Plan as of the Effective Date shall be equal to (i) less (ii), with the result multiplied by (iii), where:

(i) equals the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) such Participant’s years of Service (up to a maximum of forty-five (45)) multiplied by (B) 1.66667% multiplied by (C) the excess of such Participant’s annualized “Plan Compensation” over such Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if the Qualified Plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, and

(ii) equals the Actuarially Equivalent life annuity which may be provided by an accumulation of two percent (2%) of the Participant’s actual annual compensation during each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to the Participant’s Normal Retirement Date, and

(iii) equals the product of (A) the ratio of the Participant’s years of Service as of the Effective Date (up to a maximum of forty-five (45)) to his years of Service credited as of his Normal Retirement Date multiplied by (B) the ratio of the Participant’s Compensation as of the Effective Date to his Compensation as of his Normal Retirement Date.

(b) The net annual benefit actually payable to the Participant under the Plan as of the Effective Date shall be (i) less (ii) less (iii), where

(i) equals the gross benefit determined under Section 4.1(a) above, and

(ii) equals the annual single life annuity benefit payable to such Participant under the terms of the Qualified Plan as of the Effective Date (determined without regard to the form of payment actually elected by the Participant), which benefit commenced and was frozen prior to the Effective Date, and

(iii) equals the annual single life annuity benefit payable to such Participant under the terms of the Grandfathered Nonqualified Plan as of December 31, 2004, which benefit commenced and was frozen prior to the Effective Date.

(c)     Subsequent to the Effective Date, the net annual benefit payable to the Participant under the Plan as of the Effective Date shall be increased for additional changes in Compensation as follows.  The gross annual benefit under Section 4.1(b)(i) above shall be increased by multiplying it by the ratio of the Participant’s then current Compensation to his Compensation as of the Effective Date.  The adjusted net annual benefit shall be equal to the gross annual benefit so increased, less the frozen amounts specified in Sections 4.1(b)(ii) and 4.1(b)(iii).  To avoid the possibility of doubt, the net annual benefit payable to the Participant shall not be increased for additional Service credited after the Effective Date because the Participant will have reached the maximum forty-five (45) years of Service creditable under the Plan as of the Effective Date.

(d)     For purposes of calculating the benefit payable to the Participant under Section 4.1(c) above, the Participant’s (i) Compensation and (ii) resulting pension benefit under this Plan shall be redetermined on a monthly basis.

(e)     The benefit payable under this Section 4.1 shall be payable in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

ARTICLE V
DETERMINATION OF PAYMENT OF ACCOUNT

5.1   Time of Payment

Payment of the Participant’s benefit hereunder commenced as of the Original Effective Date, and any additional accruals under Section 4.1(c) shall result in current adjustments to the monthly annuity payment in accordance with Sections 4.1(d) and 5.2.  Neither the Participant nor his Beneficiary shall have the right to designate the taxable year of any payment.  Notwithstanding anything herein to the contrary, a change in the operation of the Qualified Plan (including a change in the time or form of payment under the Qualified Plan) or the Grandfathered Nonqualified Plan shall not change the time or form of payment under this Plan.

5.2   Form of Payment

The Participant shall receive his vested Accrued Benefit payable in the form of a 21-year guaranteed single life annuity payable in monthly installments.  Payments under such annuity shall be guaranteed for 21 years after the Participant’s Normal Retirement Date and shall continue for the life of the Participant if the Participant lives beyond such guarantee period.  Any benefit payable hereunder may be paid directly by the Employer (or its delegate) or by any funding vehicle established pursuant to Section 3.1.  At the discretion of the Committee or, as applicable, the trustee of any trust established pursuant to Section 3.1, payment of such benefit may be facilitated through purchase of an annuity contract; provided that in no event shall any action be taken to cause the Plan to be considered funded for purposes of the Code or Title I of ERISA.

5.3   Payment to Beneficiary

The Participant may designate one or more beneficiaries to receive any benefits payable under the Plan after the death of the Participant.  To be effective, any such beneficiary designation must be on a form acceptable to the Employer and must be filed with the Employer prior to the death of the Participant.  The Participant may revoke or change a prior beneficiary designation at any time prior to his death by filing a new beneficiary designation with the Employer on a form acceptable to the Employer.  If the Participant does not make an effective beneficiary designation prior to death or if no designated beneficiary survives the Participant, any benefits payable hereunder after the death of the Participant shall be paid to the Participant’s estate.  References hereunder to a benefit payable to or with respect to the Participant include any benefit payable to the Participant’s designated beneficiary or estate.

ARTICLE VI
MISCELLANEOUS

6.1   Administration of the Plan

The Plan shall be administered by the Committee.  The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.

(a)     The Employer shall appoint the members of the Committee and may terminate a Committee member at any time by providing written notice of such termination to the member.  Any member of the Committee may resign by delivering his written resignation to the Employer and to the other members of the Committee.

(b)     The Committee shall perform any act which the Plan authorizes.  The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.

(c)     The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person.  The Committee may employ persons to render advice with regard to any of its responsibilities.  All usual and reasonable expenses of the Committee shall be paid by the Employer.  The Employer shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney's fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

(d)     The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business.  The Committee shall have the authority to interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan, including all claims for benefit hereunder.  All determinations of the Committee shall be conclusive and binding on all concerned.

6.2     Benefit Claims

The Committee shall automatically direct the distribution of all benefits to which the Participant is entitled hereunder.  In the event that the Participant believes that he has been denied benefits to which he is entitled under the provisions of the Plan, the Committee shall, upon the request of the Participant, provide to the Participant written notice of the denial which shall set forth:

(a)     the specific reason or reasons for the denial;

(b)     specific references to pertinent Plan provisions on which the Committee based its denial;

(c)     a description of any additional material or information needed for the Participant to perfect the claim and an explanation of why the material or information is needed;

(d)     a statement that the Participant or his authorized representative may (i) request a review upon written application to the Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing;

(e)     a statement that any appeal the Participant wishes to make of the adverse determination must be made in writing to the Committee within sixty (60) days after receipt of the Committee's notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such sixty (60)-day period will render the Committee's determination final, binding, and conclusive; and

(f )     the address to which the Participant must forward any request for review.

If the Participant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent.  The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances.  The Committee shall advise the Participant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based.  The notice of the decision shall be given within sixty (60) days after the Participant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within such sixty (60)-day period impracticable.  In such case, notice of an extension shall be provided to the Participant within the original sixty (60)-day period, and notice of a final decision regarding the denial of a claim for benefits will be provided within 120 days after its receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Participant prior to the date the extension period commences.

6.3     Amendment of the Plan

The Plan may be amended, in whole or in part, from time-to-time, by the Board of Directors of the Employer; provided that no amendment may be adopted without the consent of the Participant while he is an employee of the Employer.

6.4   Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors; provided that the Plan may not be terminated without the consent of the Participant while he is an employee of the Employer.  The termination of this Plan shall not result in the granting of any additional rights to the Participant, and Plan benefits shall be payable solely as provided under Articles IV and V.

6.5     Notices to Participants

From time-to-time, the Employer shall provide the Participant with a statement regarding his Accrued Benefit.  Further, the Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

6.6     Non-Alienation

To the extent permitted by law, the right of the Participant in his Accrued Benefit  hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, and any such benefit shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

6.7     Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.8     Governing Law

The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the internal laws of the State of Texas except to the extent superseded by federal law.

6.9     Taxes

All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant which are required to be paid or withheld by the Employer or any other payor of Plan benefits.

6.10   Waiver

Neither the failure nor any delay on the part of the Employer or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Employer or the Committee at law or in equity.

6.11   Compliance With Code Section 409A

(a)     Payment of benefits under this Plan commenced as of a specified date, the Original Effective Date, and not upon the Participant’s “separation from service.”  Therefore, payments hereunder should not be subject to the “6-month delay” requirements of Code section 409A(a)(2)(B)(i).  However, in the event any payment hereunder is subject to such requirements and if the Participant is a “specified employee” as defined by Code section 409A(a)(2)(B)(i) (determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Board of Directors of the Employer and that applies for purposes of all applicable nonqualified deferred compensation plans of the Employer and its applicable controlled affiliates), any payments which the Participant is otherwise entitled to receive under the Plan on account of such a “separation from service” during the six (6)-month period beginning on the date such separation occurs shall be accumulated and paid effective as of the date that is six (6) months after the date the Participant so separates from service.  This Section 6.11(a) is intended to satisfy the minimum requirements of Code section 409A(a)(2)(B)(i) and shall not be construed to accelerate or defer or otherwise apply to distributions to the extent those distributions are not subject to the requirements of such Code section.

(b)     To the extent any provision of this Plan or any omission from the Plan would (absent this Section 6.11(b)) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 6.11(b) shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 6.11(b) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

(c)     If any provision of this Plan would cause the Participant to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the National Western Life Insurance Company Non-Qualified Defined Benefit Plan for Robert L. Moody, NATIONAL WESTERN LIFE INSURANCE COMPANY, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 18th day of December, 2008.

ATTEST:	NATIONAL WESTERN LIFE
INSURANCE COMPANY

/S/Margaret M. Simpson	/S/James P. Payne
Asst. Secretary
Name: James P. Payne
Title: Senior VP-Secretary